Exhibit (a)(6)


FOR IMMEDIATE RELEASE
---------------------


INSTITUTIONAL  SHAREHOLDER SERVICES RECOMMENDS THE PROPOSED SPIN-OFF AND
------------------------------------------------------------------------
MANAGEMENT PARTICIPATION  RESOLUTIONS OF JEFFERSON SMURFIT GROUP PLC ("JSG")
----------------------------------------------------------------------------


                     SMFT.I        SMFT.L        NYSE: JS

Not for release, publication or distribution, in whole or in part, in or into Australia, Canada or Japan

DUBLIN, LONDON AND NEW YORK - JULY 19, 2002 - Institutional Shareholder Services ("ISS"), the world's leading independent proxy advisory firm recommended yesterday that JSG shareholders vote in favour of the Spin-Off and Management Participation Resolutions, to be proposed at JSG's Extraordinary General Meeting in Dublin to be held on Monday, July 29, 2002 at 4.00pm. The Recommended Cash Offer by MDCP Acquisitions I is conditional, inter alia, on these resolutions being passed.

BACKGROUND ON ISS
ISS serves more than 950 institutional clients throughout North America and Europe, analyzing proxies and issuing informed research and objective vote recommendations for more than 10,000 U.S. and 12,000 non-U.S. shareholder meetings each year. With more than 15 years of experience and a respected team of U.S. and international research analysts, ISS is an authority on corporate governance.


                                      ENDS

The Independent Directors of JSG accept responsibility for the information contained in this announcement. To the best of the knowledge and belief of the Independent Directors of JSG (who have taken all reasonable care to ensure that such is the case) the information contained in this announcement for which they have taken responsibility is in accordance with the facts and does not omit anything likely to affect the import of such information.


Contacts: Brian Rafferty           Taylor Rafferty           +1 212 889 4350
          Mary Finan               WHPR                      +353 1 669 0030
          Jim Milton               Murray Consultants        +353 1 632 6400